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                                                                    EXHIBIT 99.1


  For further information
  Contact John Weatherly, CFO 1-800-451-1294

                              FOR IMMEDIATE RELEASE

         CALLON ANNOUNCES TENDER OFFER FOR SUBORDINATED NOTES DUE 2001 AND AN INTENTION TO SELL ADDITIONAL SUBORDINATED NOTES DUE 2005

         NATCHEZ, MS, (September 27, 2000) - Callon Petroleum Company (NYSE:
CPE/CPE.PrA) announced today that it has commenced a tender offer to purchase any or all of its outstanding 10% notes due 2001 for a cash payment equal to the principal amount of the notes tendered plus accrued and unpaid interest to (but not including) the expiration date of the offering. The expiration date of the offer is 12:00 p.m. (noon), New York City time, on October 26, 2000.

         Callon will finance the purchase of the 2001 notes with funds obtained through the issuance of new debt securities. The receipt by Callon from the issuance of such debt securities of net proceeds sufficient to purchase the 2001 notes is a condition to Callon's obligation to purchase the 2001 notes pursuant to the tender offer. Callon's obligation to consummate the tender offer is also subject to other customary conditions.

         Requests for copies of documents or for technical assistance in participating in the tender offer should be directed to D.F. King & Co., Inc. at
(800) 628-8510.

         Callon also announced that it filed a prospectus supplement registering an offering of $27.5 million of senior subordinated notes due 2005. Underwriters for the offering are Morgan Keegan & Company, Inc. and A.G. Edwards & Sons, Inc. Proceeds of the offering will be used to finance the purchase of the 2001 notes pursuant to the tender offer and for general corporate purposes, including to finance a portion of Callon's capital expenditure budget.

         Callon has been engaged in the exploration, development, acquisition and production of oil and gas in the Gulf Coast region since 1950. Callon's properties and operations are geographically concentrated in the offshore waters of the Gulf of Mexico.

         A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from Morgan Keegan & Company, Inc., 50 North Front Street, Memphis, Tennessee 38103.

         This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this news release, including statements regarding the company's intended use of proceeds, are forward-looking statements. The company can give no



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assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Important factors that could cause actual results to differ materially from the company's expectations ("Cautionary Statements") include volatility of oil and gas prices, the markets for oil and gas, environmental regulations, the substantial capital requirements associated with oil and gas operations and other factors that are set forth in the company's reports filed with the Securities and Exchange Commission, including the company's Form 10- K for its 1999 fiscal year. All subsequent written and oral forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified by the Cautionary Statements.



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